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Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Second Quarter 2008 Results
and Latest Accomplishments

•	Product sales and revenues tripled over the prior year quarter
•	POSCO Power orders $70 million of MW-class power plants and modules
•	Product cost ratio improved 19 percent over prior year quarter
•	Commercial product backlog grows to $135 million - highest in company history

DANBURY, Conn. - June 4, 2008 -- FuelCell Energy, Inc. (NasdaqNM: FCEL), a leading manufacturer of high efficiency ultra-clean power plants using renewable biogas and other fuels for commercial, industrial and utility customers, today reported results and accomplishments for its second fiscal quarter ended April 30, 2008.

Financial Results
FuelCell Energy reported revenues for the second quarter of fiscal 2008 of $31.6 million, compared to $11.4 million in the same period a year ago. Product sales and revenues tripled to $26.4 million compared to $8.9 million in the same period a year ago. Order rates for FuelCell Energy’s largest, megawatt-class (MW-class) power plants increased due to greater demand for efficient, ultra-clean power generation in its key markets. Research and development contract revenue was $5.2 million compared to $2.5 million in 2007.

Product costs declined resulting in a product cost-to-revenue ratio of 1.50 in the second quarter of 2008 compared with 1.85 in the same period a year ago. The improved product margin versus the prior year quarter is primarily attributable to increased sales of MW-class power plants and reduction of unit costs across all product lines.

The Company’s product backlog, including long-term service agreements, as of April 30, 2008 was $134.7 million, 266 percent above the $36.8 million reported as of April 30, 2007. The increase was primarily due to sales to customers in South Korea and California. The research and development contract backlog totaled $8.0 million compared to $26.4 million as of April 30, 2007.

In the second quarter of fiscal 2008, net loss to common shareholders was $25.8 million or $0.38 per basic and diluted share compared to a net loss to common shareholders of $18.8 million or $0.32 per basic and diluted share in the same period of the previous year. The higher volume of product sales and revenues increased the loss over the prior year by $5.8 million. Administrative and selling expenses increased approximately $1.0 million and were offset by lower research and development expenses of $0.7 million. Interest and other income was lower by approximately $0.5 million.

Total cash and investments were $121.7 million as of April 30, 2008. Net use of cash and investments for the second quarter was $16.8 million which included capital spending of approximately $1.6 million. Depreciation expense for the quarter ended April 30, 2008 was approximately $2.2 million.

FUELCELL ENERGY SECOND QUARTER 2008 RESULTS

For the six months ended April 30, 2008, FuelCell Energy reported revenue of $46.7 million compared with $18.2 million in the same period a year ago. Product sales and revenues were $36.2 million, an increase of 163 percent over the $13.8 million in 2007. The product cost-to-revenue ratio was 1.63 compared with 2.16 for the six-month period a year ago, reflecting lower per-unit production costs. Research and development contract revenue was $10.5 million compared to $4.5 million in the comparable 2007 period.

For the six months ended April 30, 2008, FuelCell Energy reported a net loss to common shareholders of $45.5 million or $0.67 per basic and diluted share compared to $38.8 million or $0.69 per basic and diluted share in the same period a year ago. Compared to the prior year, net loss to common shareholders increased by approximately $6.7 million due to the higher volume of product sales and revenues but at a lower rate than the increase in revenues as product margins continued to improve.

Key Corporate Developments

“The record revenue for the second quarter is the direct result of commercial, industrial and utility demand for reliable, 24/7 ultra-clean power generation in our key markets,” said R. Daniel Brdar, FuelCell Energy’s Chairman and CEO.

Leadership in Key Markets
South Korea: During the quarter, POSCO Power ordered 25.6 MW of MW-class power plants for shipment in late 2008 and 2009, bringing its total orders to date to 38.2 MW. These power plants will be used in grid-support applications for KEPCO (Korean Electric Power Company) and several independent power producers.

“This latest order, worth $70 million, is confirmation that in a country with some of the highest fuel prices in the world, FuelCell Energy provides a solution that is both economical and green,” Brdar said. “South Korea is committed to being a leader in driving down greenhouse gas emissions and using the most efficient, reliable technology to do it. Our power plants are more efficient than other distributed generation power plants, which saves energy costs and decreases CO2 emissions.”

POSCO Power’s fuel cell balance of plant manufacturing facility in Pohang City is scheduled for completion by fall 2008 and will initially have 50 MW of capacity, increasing to 100 MW by 2010. While POSCO Power brings its facilities online, FuelCell Energy will deliver complete power plants to POSCO and then transition to supplying fuel cell modules, its core power plant technology. POSCO will integrate these modules with its electrical and mechanical subsystems, the balance of plant, at customer sites.

California: To expand the use of clean distributed power generation, the California Public Utilities Commission increased the size of projects eligible for monetary incentives to 3 MW from 1 MW and increased the total available funds to $179 million. California customers to date have purchased approximately 19 MW of DFC fuel cells for operation in a wide range of applications including wastewater treatment and food and beverage facilities that use biogas, universities, manufacturing, and hotels. This change provides incentives to bring our multi-MW power plants to market in California.

FUELCELL ENERGY SECOND QUARTER 2008 RESULTS

Connecticut: Under Connecticut’s Renewable Portfolio Standard (RPS), utilities are required to purchase 20 percent of their power (about 800 MW) from clean energy sources by 2020. Currently, there are 28 states and Washington D.C. that have RPS mandates, representing an estimated 30,000 MW.

The Connecticut Department of Public Utility Control approval process for Project 150 (part of the Connecticut RPS) is now complete with three projects incorporating 16.2 MW of FuelCell Energy DFC3000 power plants. The Milford LLC 8.7 MW project integrates three DFC3000 power plants with a turbo expander that generates 1.5 MW of power. With an electrical efficiency of up to 57 percent, the DFC-ERG™ system offers gas utilities with letdown stations lower operating costs, reduced CO2 emissions, and ultra-clean electricity. The two remaining projects, Stamford (4.8 MW) and Waterbury (2.4 MW) hospitals, will use by-product heat for space heating, air conditioning, laundries, and sterilization. These combined heat and power (CHP) applications will reach up to 60 percent system efficiency, reducing energy costs and CO2 emissions.

Cost Reduction
FuelCell Energy’s cost out program is a key driver to achieve profitability. In 2008, the Company is targeting continued cost reductions of 20 percent from current levels for the MW-class DFC1500 and DFC3000 power plants through a power output increase, strategic sourcing, and continued manufacturing improvements.

Including the orders received in the second quarter, approximately 60 percent of the product backlog now consists of multi-MW power plants and modules. Based on the current backlog, we expect the mix of production to move primarily to DFC3000 power plants and modules in fiscal 2009. Volume increases and design changes incorporated into production in the latter half of 2009 are expected to drive multi-MW power plants and modules to gross margin profitability.

Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on June 5th to discuss the second quarter 2008 results.

The details for accessing the live call are as follows:

•	From the U.S. or Canada please dial 877-627-6544 ;
•	Outside the U.S. and Canada, please call 719-325-4921;
•	The passcode is FuelCell Energy;
•	The live webcast will be on the Investors section of the Company’s website at www.fuelcellenergy.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call until Thursday June 12th at midnight:

•	From the U.S. and Canada please dial 888-203-1112;
•	Outside the U.S. or Canada please call 719-457-0820;
•	Enter confirmation code 3276348;
•	The webcast will also be archived on the Investors section of the Company’s website at www.fuelcellenergy.com.

FUELCELL ENERGY SECOND QUARTER 2008 RESULTS

About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s ultra-clean and high efficiency DFC® fuel cells are generating power at over 40 locations worldwide. The company’s power plants have generated more than 200 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the US Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are registered trademarks of FuelCell Energy, Inc. DFC-ERG is a trademark jointly owned by FuelCell Energy, Inc. and Enbridge, Inc.

CONTACT:
FuelCell Energy, Inc.
Lisa Lettieri
203-830-7494
ir@fce.com

(Tables Follow)

FUELCELL ENERGY SECOND QUARTER 2008 RESULTS

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
	April 30, 2008 (Unaudited)	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$68,940	$92,997
Investments: U.S. treasury securities	44,557	60,634
Accounts receivable, net of allowance for doubtful accounts of $17 and $63, respectively	12,861	10,063
Inventories, net	30,953	29,581
Other current assets	8,588	7,730
Total current assets	165,899	201,005

Property, plant and equipment, net	38,169	39,612
Investments: U.S. treasury securities	8,251	--
Investment and loan to affiliate	11,177	12,216
Other assets, net	446	355
Total assets	$223,942	$253,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$781	$924
Accounts payable	14,021	9,516
Accounts payable due to affiliate	3,003	2,881
Accrued liabilities	8,257	8,511
Deferred license fee income	600	--
Deferred revenue and customer deposits	26,140	20,486
Total current liabilities	52,802	42,318

Long-term deferred revenue	3,495	4,401
Long-term debt and other liabilities	1,105	613
Total liabilities	57,402	47,332
Redeemable minority interest	12,559	11,884
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at April 30, 2008 and October 31, 2007)	59,950	59,950
Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at April 30, 2008 and October 31, 2007; 68,620,459 and 68,085,059 shares issued and outstanding at April 30, 2008 and October 31, 2007, respectively.	7	7
Additional paid-in capital	575,846	571,944
Accumulated deficit	(481,822)	(437,929)
Treasury stock, Common, at cost (8,981 and 12,282 shares at April 30, 2008 and October 31, 2007, respectively)	(90)	(126)
Deferred compensation	90	126
Total shareholders’ equity	94,031	134,022
Total liabilities and shareholders’ equity	$223,942	$253,188

FUELCELL ENERGY SECOND QUARTER 2008 RESULTS

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2008	2007
Revenues:
Product sales and revenues	$26,440	$8,861
Research and development contracts	5,203	2,522
Total revenues	31,643	11,383

Costs and expenses:
Cost of product sales and revenues	39,787	16,394
Cost of research and development contracts	4,831	2,096
Administrative and selling expenses	5,798	4,773
Research and development expenses	5,931	6,654
Total costs and expenses	56,347	29,917

Loss from operations	(24,704)	(18,534)

Interest expense	(17)	(21)
Loss from equity investments	(607)	(401)
Interest and other income, net	824	1,373

Loss before redeemable minority interest	(24,504)	(17,583)

Redeemable minority interest	(473)	(421)

Loss before provision for income taxes	(24,977)	(18,004)

Provision for income taxes	--	--

Net loss	(24,977)	(18,004)

Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(25,779)	$(18,806)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.38)	$(0.32)
Basic and diluted weighted average shares outstanding	68,540,701	58,750,006

FUELCELL ENERGY SECOND QUARTER 2008 RESULTS

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2008	2007
Revenues:
Product sales and revenues	$36,208	$13,760
Research and development contracts	10,454	4,457
Total revenues	46,662	18,217

Costs and expenses:
Cost of product sales and revenues	59,197	29,776
Cost of research and development contracts	9,271	4,040
Administrative and selling expenses	10,610	9,190
Research and development expenses	11,416	13,509
Total costs and expenses	90,494	56,515

Loss from operations	(43,832)	(38,298)

License fee income, net	--	34
Interest expense	(49)	(48)
Loss from equity investments	(1,050)	(618)
Interest and other income, net	1,949	2,502

Loss before redeemable minority interest	(42,982)	(36,428)

Redeemable minority interest	(911)	(812)

Loss before provision for income taxes	(43,893)	(37,240)

Provision for income taxes	--	--

Net loss	(43,893)	(37,240)

Preferred stock dividends	(1,604)	(1,604)

Net loss to common shareholders	$(45,497)	$(38,844)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.67)	$(0.69)
Basic and diluted weighted average shares outstanding	68,396,064	55,914,872

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